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                                                                      Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

                                                   Three Months Ended       Six Months Ended
                                                        June 30,                June 30,
                                                        --------                --------
                                                    2000        1999        2000         1999
                                                  ------      ------      ------       ------
Earnings before income taxes and equity in
  earnings of associated companies                $ 58.6      $ 43.3      $101.1       $ 82.6
Add:
  Distributed income of associated companies         3.5         4.8         4.1          4.9
  Amortization of capitalized interest               0.1         0.1         0.1          0.1
  Fixed Charges                                      8.9         8.7        17.7         17.4
Less:
  Capitalized interest                              (0.1)       (0.3)       (0.1)        (0.3)
                                                  ------      ------      ------       ------
Earnings as adjusted                              $ 71.0      $ 56.6      $122.9       $104.7

Fixed Charges:
  Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                      $  7.9      $  7.5      $ 15.7       $ 15.0
  Portion of rents representative of the
    interest factor                                  1.0         1.2         2.0          2.4
                                                  ------      ------      ------       ------
Fixed charges                                     $  8.9      $  8.7      $ 17.7       $ 17.4
                                                  ------      ------      ------       ------
Ratio of earnings to fixed charges                   8.0         6.5         6.9          6.0
                                                  ======      ======      ======       ======
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